EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of R.J. Reynolds Tobacco Holdings, Inc. ("RJRTH") on Form S-8 of (i) our report dated May 19, 1999 appearing in the Information Statement contained in RJRTH's registration statement on Form 8-A dated May 19, 1999 as Exhibit
99.1 and (ii) our reports dated June 23, 1998 appearing in the Annual Reports on Form 11-K of the R.J. Reynolds Tobacco Holdings, Inc. Capital Investment Plan and the Savings and Investment Plan for Employees of R.J. Reynolds Tobacco Company in Puerto Rico for the year ended December 31, 1997.


DELOITTE & TOUCHE LLP
New York, New York

June 10, 1999


                                       23